Exhibit 2.12

TORM plc purchases shares for USD 19m as part of the completed squeeze-out of remaining TORM A/S shareholders
This announcement does not constitute an offering circular or prospectus in connection with an offering of securities of TORM plc. Investors must neither accept any offer for, nor acquire or subscribe for, any securities to which this document refers, unless they do so on the basis of the information contained in the prospectus made available by TORM plc in those jurisdictions where an offer may be made (if an offer is made). This announcement does not constitute an offer to sell or the solicitation of an offer to buy or subscribe for any securities and cannot be relied on for any investment contract or decision.
Notice to U.S. Shareholders: The offer described in this announcement is for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the offeror may purchase securities otherwise than under the offer, such as in open market or privately negotiated purchases.
TORM plc announces that the period for squeeze-out of remaining minority shareholders of TORM A/S expired on 24 May 2016 (cf. company announcement no. 7 of 26 April 2016). As a consequence, TORM plc will purchase 2.4% of the TORM A/S A shares for a total cash consideration of DKK 128m (USD ~19m).
Investors representing 1,095,782 TORM A/S A shares (equal to 1.7% of the TORM A/S A shares) and the holder of the TORM A/S B share have accepted to exchange their TORM A/S shares for a number of corresponding shares in TORM plc. Settlement and thus delivery of TORM plc A shares is expected to take place on 27 May 2016 through the relevant custodian banks. Since 19 April 2016, TORM plc's A shares have been admitted to trading and official listing on Nasdaq Copenhagen A/S under ISIN GB00BZ3CNK81 (ticker: TRMD A).
Investors representing 931,842 TORM A/S A shares have requested to receive cash consideration for TORM A/S A shares transferred to TORM plc as part of the squeeze-out. Investors representing 591,297 TORM A/S A shares have not transferred their TORM A/S shares during the squeeze-out period. Minority shareholders receiving cash consideration will receive DKK 84.18 per TORM A/S A share. Investors who have transferred their TORM A/S A shares to TORM plc for cash consideration as part of the squeeze-out will receive payment to the account linked to the relevant share deposit on or around 31 May 2016. For investors who have not transferred their TORM A/S A shares to TORM plc as part of the squeeze-out, TORM plc will deposit the required cash amount on a deposit account with Danske Bank A/S on or around 1 June 2016.
Upon delivery of shares, payment and deposit, TORM plc will be registered as the holder of record of the remaining TORM A/S shares (excluding those held in treasury by TORM A/S).
Upon completion of the squeeze-out (and assuming delivery of all TORM A/S shares transferred to TORM plc as part of the squeeze-out), TORM plc's share capital will amount to a total nominal value of USD 622,988.48 divided into 62,298,846 A shares of USD 0.01 each, one B share of USD 0.01 and one C share of USD 0.01. In addition, the share capital comprises 50,000 redeemable shares of GBP 1.00 each.
A notice to the former minority shareholders of TORM A/S will be published through the Danish Business Authority with information on the rights for such former shareholders to require an assessment of the acquisition price by an independent expert within a three months' period. This will not affect the completion and settlement of the squeeze-out. For a further description of the procedure for an assessment of the acquisition price, reference is made to the notice of squeeze-out enclosed in company announcement no. 7 of 26 April 2016 and the notice to be published through the Danish Business Authority.

Announcement no. 12 / 25 May 2016	TORM plc purchases shares for USD 19m as part of the completed squeeze-out	Page 1 of 2

CONTACT	TORM plc
Jacob Meldgaard, Executive Director, tel.: +45 3917 9200 Christian Søgaard-Christensen, acti ng CFO, TORM A/S, tel.: +45 3076 1288 Morten Agdrup, IR, tel.: +45 3917 9249	27 Old Gloucester Street London WC1N 3AX, United Kingdom Tel.: +45 3917 9200 / Fax: +45 3917 9393 www.torm.com

ABOUT TORM
TORM is one of the world's leading carriers of refined oil products. The Company operates a fleet of approximately 80 modern vessels with a strong commitment to safety, environmental responsibility and customer service. TORM was founded in 1889. The Company conducts business worldwide. TORM's shares are listed on Nasdaq Copenhagen (ticker: TRMD A). For further information, please visit www.torm.com.

SAFE HARBOR STATEMENTS AS TO THE FUTURE
Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and statements other than statements of historical facts. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect," "pending" and similar expressions generally identify forward-looking statements.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, the Company cannot guarantee that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of the world economy and currencies, changes in charter hire rates and vessel values, changes in demand for "ton miles" of oil carried by oil tankers, the effect of changes in OPEC's petroleum production levels and worldwide oil consumption and storage, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in TORM's operating expenses, including bunker prices, dry-docking and insurance costs, changes in the regulation of shipping operations, including requirements for double hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists.

In light of these risks and uncertainties, you should not place undue reliance on forward-looking statements contained in this release because they are statements about events that are not certain to occur as described or at all. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

The Exchange Offer was made in the United States in reliance on and in compliance with Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). The TORM plc securities have been and will be issued pursuant to an exemption from registration provided by Rule 802 of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), which provides for an exemption for offerings in connection with an exchange offer for the securities of non-U.S. private issuers, such as TORM plc. TORM plc has furnished to the United States Securities and Exchange Commission (the "SEC") a Form CB with respect to the Exchange Offer which may be amended and supplemented as applicable. TORM plc is not required to, and does not plan to, prepare and file with the SEC a registration statement with respect to the Exchange Offer. The securities of TORM plc have not been and will not be registered under the U.S. Securities Act in connection with the Exchange Offer, or under the securities laws of any jurisdiction of the United States. The securities of TORM plc may not be offered, pledged, sold, resold, granted, delivered, allotted or otherwise transferred, as applicable, in the United States, except in transactions that are exempt from or not subject to the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. The Exchange Offer does not comprise an offer or placement of TORM plc securities in the United States. Neither the SEC nor any U.S. state securities commission has approved or disapproved of the TORM plc securities offered in connection with the Exchange Offer, or determined if this announcement, the Prospectus, or the Exchange Offer Document is accurate or complete. Any representation to the contrary is a criminal offence.

Announcement no. 12 / 25 May 2016	TORM plc purchases shares for USD 19m as part of the completed squeeze-out	Page 2 of 2